NEWS RELEASE	CONTACT:	Lynn Mailliard Kohler
Manager Corporate Communications
lkohler@willislease.com
415.328.4798

Willis Lease Finance Corporation Invests in the Future with the Purchase of Nine Advanced GTF Engines, Powering the Latest Technology AIRBUS A320 Family in 2024

COCONUT CREEK, FL, December 19, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and provider of global aviation service operations, is pleased to announce that it has entered into a transaction with Pratt & Whitney for the purchase of nine new PW1133G-JM aircraft engines, with all purchases expected to occur by December 31, 2024. Pratt & Whitney’s GTF engines enable up to 20% better fuel efficiency compared to aircraft powered by the prior generation of engines, are certified for operation on 50% sustainable aviation fuel (“SAF”) and have been successfully tested on 100% SAF. The transaction, valued at approximately $200 million based on Pratt & Whitney’s 2024 list prices, is another big step towards providing the most modern and in-demand engines to airlines over the long term. Pratt & Whitney is an RTX (NYSE: RTX) business.

“We are thrilled to deepen our partnership with Pratt & Whitney as we continue to invest in cutting-edge, fuel-efficient, engines that deliver environmental benefits. This collaboration aligns perfectly with our growth strategy and will help our customers keep their A320 aircraft flying for the foreseeable future,” said Austin C. Willis, WLFC’s Chief Executive Officer.

For more information on Willis Lease Finance Corporation, visit www.wlfc.global.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

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